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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

COMPANY CONTACT: Vion Pharmaceuticals, Inc.

                                             Howard Johnson, CFO
                                             (203) 498-4210 ph
         FINANCIAL COMMUNICATIONS CONTACT:   Weber Shandwick Worldwide
                                             Julie Tu/Alison Ziegler (investors)
                                             (212) 445-8456 ph
                                             Rubenstein Associates
                                             Robin Wagge (media)
                                             (212) 843-8006 ph

VION REPORTS 2002 FIRST QUARTER FINANCIAL RESULTS

NEW HAVEN, CT, April 30, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) today announced results for the three-month period ended March 31, 2002.

The Company reported a net loss of $4.0 million, or $0.14 per share, for the three-month period ended March 31, 2002, compared with a net loss of $3.7 million, or $0.14 per share, for the same period in 2001. Weighted-average common shares outstanding were 28.9 million and 26.2 million for the respective three-month periods. Total operating expenses were $4.3 million for each of the three-month periods ended March 31, 2002 and 2001.

The Company ended the quarter with twelve ongoing clinical trials, of which ten trials are accruing patients and two trials are collecting and analyzing data. The trials involve the following compounds:

          o Triapine'r', a potent ribonucleotide reductase inhibitor in Phase II trials as a single agent and in Phase I trials in combination with other agents,

          o    VN40101M, an unique alkylating agent in Phase I trials,

          o TAPET'r', a bacterial drug delivery vector used to deliver anticancer agents directly to tumors in Phase I trials, and

          o TAPET'r'-CD, a bacterial drug delivery vector armed with cytosine deaminase for the purpose of converting 5-FC to 5-FU in tumors in Phase I trials.

Howard B. Johnson, Vion Vice President and CFO commented, "At March 31, Vion had $19 million in cash and short-term investments. We continue to manage our cash resources effectively and to execute against our clinical plan as outlined in the March conference call. We will announce material developments as they occur."


Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. For additional information on Vion and its research and product development programs, visit www.vionpharm.com.

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Company's future business prospects, plans, objectives, expectations and intentions, including with respect to the use of proceeds, are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in Vion Pharmaceuticals' Annual Report on Form 10-K for the year ended December 31, 2001 (file no. 000-26534) including the inability to raise additional capital, the possibility that any or all of the company's products or procedures are found to be ineffective or unsafe, the possibility that third parties hold proprietary rights that preclude the company from developing or






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marketing its products, the possibility that third parties will market a product equivalent or superior to the company's product candidates and the possibility that preclinical results may not be indicative of results in human clinical trials and that results achieved in early clinical trials are not necessarily indicative of the results that will be achieved in subsequent or expanded clinical trials. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                         --Financial Statements Follow--






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                           VION PHARMACEUTICALS, Inc.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                          Three Months Ended
                                                              March 31,
(In thousands, except per share data)                     2002          2001
--------------------------------------------------------------------------------
                                                            (Unaudited)

Revenues:
     Contract research grants                           $    21         $   126
     Technology license fees                                 26              19
                                                      -------------------------
         Total revenues                                      47             145


Operating expenses:
     Research and development                             2,011           2,429
     Clinical trials                                      1,420           1,176
                                                      -------------------------

         Total research and development                   3,431           3,605
     General and administrative                             911             730
                                                      -------------------------
        Total operating expenses
                                                          4,342           4,335
                                                      -------------------------

Interest income                                            (266)           (464)
Interest expense                                           --              --
                                                      -------------------------
        Net loss                                        $(4,029)        $(3,726)
                                                      =========================

Basic and diluted loss applicable
    to common shareholders per share                    $ (0.14)        $ (0.14)
                                                      =========================

Weighted-average number of shares
    of common stock outstanding                          28,880          26,177
                                                      =========================




                          CONDENSED BALANCE SHEET DATA


                                                            Mar. 31,        Dec. 31,
                                                             2002             2001
------------------------------------------------------------------------------------
                                                                 (Unaudited)
                                                                (In thousands)
Cash, cash equivalents and short-term investments          $19,028          $22,644
Total assets                                                19,980           23,601
Total liabilities                                            3,055            2,503
Shareholders' equity                                        16,925           21,098
------------------------------------------------------------------------------------



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